Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SAI.TECH Global Corporation on Form S-8 of our report dated February 18, 2022, with respect to our audit of the financial statements of TradeUP Global Corporation as of December 31, 2021 and for the period from January 26, 2021 (inception) through December 31, 2021, which report appears in SAI.TECH Global Corporation’s Annual Report on Form 20-F (File No. 001-40368) and Registration Statement on Form F-4 (File No. 333-260418).

/s/ Friedman LLP

New York, New York
October 19, 2022